EXHIBIT 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 9 to the registration statement on Form S-1 (the "Registration Statement") of our reports dated March 25, 1997, relating to the financial statements of Pruco Life of New Jersey Variable Contract Real Property Account and The Prudential Variable Contract Real Property Partnership, which appear in such Prospectus. We also consent to the application of our report to the Financial Statement Schedules of The Prudential Variable Contract Real Property Partnership for the year ended December 31, 1996 listed under item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included these schedules. We also consent to the references to us under the headings "Per Share Investment Income, Capital Changes and Selected Ratios" and "Experts" in the Prospectus.




PRICE WATERHOUSE LLP


1177 Avenue of the Americas
New York, New York 10036
April 7, 1997





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